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                                                                  EXHIBIT 10.14

                            MASTER PURCHASE AGREEMENT
                                   NO. 990901


       This Agreement effective as of this first day of September 1999, by and between CTI PET SYSTEMS, INC., a Tennessee Corporation with offices at 810 Innovation Drive, Knoxville, TN 37932-2571, USA (hereinafter "Buyer") and HAMAMATSU, CORPORATION with offices at 360 Foothill Road, Bridgewater, NJ 08807 (hereinafter "Seller").

                                   WITNESSETH:

WHEREAS, Buyer desires to purchase and Seller desires to sell certain products either distributed by or for Seller or designated or manufactured by or for the Seller as of the date hereof, or developed for manufacture or sale by or for Seller in the future, and all supplies and services necessary in relation hereto as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.     EFFECTIVE DATE AND CONTRACT TERM.

       This Agreement shall be effective on the day and year first above written and shall continue until August 31, 2004.

       1.1.   SUPERCESSION OF PREVIOUS AGREEMENT.

              None.

       1.2.   PRODUCTS

              Subject to the terms and conditions hereof, Buyer from time to time may purchase and Seller agrees to sell such products as are identified in Exhibit A attached hereto.

       1.3.   SPECIFICATIONS FOR PRODUCTS.

              All products supplied by Seller here under shall be furnished in accordance with all terms and conditions of this agreement, as well as all specifications set forth in Exhibit A attached hereto or any subsequent engineering change orders relating thereto and approved by Buyer consistent with the terms and conditions of the Agreement.

2.     PURCHASE OF PRODUCTS.

       2.1.   EXCLUSIVE METHOD.

              No products shall be purchased or sold by virtue of execution of this Agreement alone, but shall require the issuance of one or more purchase orders by the Buyer's Purchasing Department. Such purchase orders shall reference this Agreement and shall make it a part thereof.

       2.2.   DELIVERY DATE.

              On each purchase order submitted to Seller, Buyer shall specify one or more delivery dates. The parties shall agree on such delivery dates in advance of Buyer's issuance of such purchase orders. Seller agrees to ship all products


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              ordered here under, so that such products will be delivered to
              Buyer's specified location on the delivery dates specified in Buyer's purchase orders indicated as PTA (Promised to Arrive Date
              - (-5, +2 days)). Delivery shall not be accelerated or delayed by Seller without the prior written consent of Buyer's Purchasing Department.

       2.2.1  LATE DELIVERY

              If more than fifty percent (50%) of PMTs delivered during one calendar quarter are more than ten (10) business days late in meeting the scheduled PTA, then Buyer may elect to:

              1. cancel, the order(s) experiencing the delay as well as any other pending order(s),

              2. terminate this Agreement for Default,

              3. claim for damages suffered.


3.     PRICE AND PAYMENT TERMS.

       3.1.   PRICES

              Prices for the products are set forth in Exhibit "B" of this Agreement.

       3.2.   NO ADDITIONAL CHARGES

              Unless otherwise expressly provided herein, Buyer shall not be responsible for any additional charges of any kind, unless Buyer's Purchasing Department specifically agrees in writing and in advance to incur liability for any such additional charges. Any changes in the import/export taxes/tariffs will be discussed and an equitable adjustment will be made to the unit price of products.

       3.3.   INVOICING AND PAYMENT

              Seller will issue an invoice for each shipment on or after the day of shipment. Each invoice shall reference the applicable Purchase Order number. Invoices shall be mailed to: CTI Inc., Accounts Payable Department, 810 Innovation Drive, Knoxville, TN 37932.

              Unless otherwise agreed in writing, all payments due hereunder shall be due net (30) thirty days from invoice date.

              Credits due to rejection of product within 30 days of receipt, or discrepancies on payment shall be deducted from subsequent payments.


4.     SCHEDULING AND RESCHEDULING OF ORDERS

       4.1.   PROCEDURE.

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              The Buyer will purchase PMTs from the Seller upon qualification of the product over the period set by this contract (see Exhibit B). These tubes will be released under separate purchase orders according to this Master Purchase Agreement. Buyer reserves the option to reschedule quantities of any products on order. Buyer shall give Seller sixty (60) days written notice prior to the Promise to Arrive Date (PTA). The actual revised delivery schedule will be agreed upon by both parties.


5.     LIMITATIONS OF LIABILITY.

       5.1.a. SELLER WILL NOT UNDER ANY CIRCUMSTANCES, WHETHER AS A RESULT OF BREACH OF CONTRACT, BREACH OF WARRANTY, TORT OR OTHERWISE BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES INCLUDED, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUES, LOSS OF USE OR DAMAGE TO ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICES, DOWNTIME COSTS, OR CLAIMS OF BUYER'S CUSTOMERS.

       5.1.b. SELLER'S LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF, RESULTING FROM, OR CONCERNING ANY ASPECT OF THIS AGREEMENT OR FROM THE GOODS OR SERVICES FURNISHED TO BUYER SHALL NOT EXCEED THE PRICE OF THE SPECIFIC PRODUCT WHICH GIVES RISE TO THE CLAIM.

       5.1.c. SELLER WILL NOT BE SUBJECTED TO ANY LIABILITY, WHETHER IN CONTRACT, WARRANTY, TORT OR OTHERWISE, ON ANY CLAIM FOR LOSS OR DAMAGE CONCERNING PRODUCTS, PARTS, ADVICE, ASSISTANCE OR SERVICE WHICH SELLER FURNISHED TO BUYER AS A BUSINESS COURTESY, BUT ARE NOT REQUIRED HERE UNDER.

       5.1.d. THE WARRANTIES AND REMEDIES SET FORTH HEREIN DO NOT APPLY TO GOODS WHICH HAVE BEEN MISUSED, INADEQUATELY MAINTAINED OR STORED, OR INCORRECTLY OR NEGLIGENTLY INSTALLED OR SERVICED.

       5.2. IN NO EVENT SHALL BUYER BE LIABLE FOR ANTICIPATED PROFITS INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES. BUYERS LIABILITY ON ANY CLAIM OF ANY KIND FOR ANY LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT OR ANY PERFORMANCE HERE UNDER, SHALL IN NO CASE EXCEED THE PRICE ALLOCABLE TO THE GOODS OR SERVICES OR UNIT THEREOF WHICH GIVES RISE TO THE CLAIM.


6.     CHANGES

       6.1.   BUYER CHANGES.

              Upon written notice to Seller, Buyer from time to time may direct changes in design specifications relating to any order for product(s) placed thereunder. Within 30 days of receipt of Buyer's change notice, Seller shall deliver to Buyer a quotation (or a request for an extension beyond 30 days) detailing the impact of such change, if any, on price, lead-times, and ability to manufacture

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              the product(s). Buyer retains the right to accept or reject any such quotation. Rejection of any such quotation shall have the effect of suspending Buyer's change notice. All quotations required of Seller under this paragraph 6.1 shall include only those net price increases made necessary because of Buyer's changes. All price savings resulting from buyer's changes shall be shared equally by Buyer and Seller for 12 months. After 12 months all price savings resulting from Buyer's changes will be passed on to the Buyer.

       6.2.   SELLER CHANGES.

              Seller hereby represents and warrants that it shall not change the design of the product(s) affecting form, fit, function, spares, specifications, or manufacturing processes specified with respect to the manufacture of any product(s), which changes shall or may have an adverse impact on the manufacturing or performance specifications for the product(s), without the prior written consent of the Purchasing Department of Buyer.

       6.3    NEW PRODUCTS

              If Seller starts marketing new generation products which are to replace products hereunder, Buyer shall have the right to either replace products by such new products or add such new products to this Agreement.


7.     SHIPPING

              All prices are DDP CTI PET Systems. Seller shall ensure product is shipped on a timely basis to meet all Promise to Arrive commitments. Should Seller fail to ship on said basis, Seller shall bear the cost of all premium freight required to meet Buyer's immediate delivery requirements.


8.     WARRANTY.

              Seller's Standard Warranty applies. See Exhibit C.

       8.1.   TERMS OF WARRANTY.

              The warranty period for newly manufactured items shall extend fifteen (15) months from the actual date of delivery or twelve
              (12) months from the date of installation at Buyer's customer, whichever is earlier. All warranty periods identified in this Paragraph 8.1 shall be suspended in the event of downtime caused by or relating to defects in the products or component parts thereof and such warranty periods shall resume only upon repair or replacement of such products or component parts thereof. Suspension of the warranty period will only become effective upon return of the defective item to Seller.

       8.2.   INVENTORY.

              Seller agrees to maintain a target minimum finished goods inventory (FGI) of 5 weeks for the product identified in Exhibit A based on the forecasted delivery rate at that time. Such material may be used to temporarily replace defective product or to support accelerated production requirements. The amount so quoted is a target, which Seller will use reasonable efforts to meet. Failure to meet these targets during any period of the contract shall not constitute a basis for termination of contract. Seller will manage the FGI such that at the


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              end of the contract, the level of FGI is at or near zero. In the event that a PO is cancelled, any FGI up to the target level will be purchased by the Buyer.


9.     PATENT AND OTHER PROPRIETARY RIGHTS INDEMNIFICATION.

              Seller will defend, indemnify and hold Buyer and its customers harmless against all liability and expenses arising from actual or claimed infringement of any domestic or foreign patent, trademark copyright or other rights, misappropriation of trade secrets or breach of confidential relationship with respect to the goods or services covered by this Agreement. If use of product sold here under is enjoined as a result of any claimed infringement, Seller will, without in any way limiting the foregoing, and at its expense,

                (a) procure for Buyer the right to continue using the product;
                or,

                (b) replace or modify the product so that it becomes non-infringing; or

                (c) remove the product and refund the Buyer all monies paid therefore and release Buyer from any further liability under this Agreement.

              To the extent that the items ordered are manufactured to designs, drawings and specifications or instructions furnished by Buyer, Buyer agrees to indemnify and hold the Seller harmless from any expense, loss, cost, damage or liability of any kind which may be incurred because of any infringement or alleged infringement of domestic and foreign patent rights with respect to such items of the use of such items in combination with other items and to defend, as its own cost and expense, any action or claim in which such infringement is alleged. Buyer shall promptly notify Seller of any such action and shall provide Seller an opportunity, at Seller's option, to participate in any defense of such action or claim at Seller's own expense. The terms of this section shall survive the termination of this Agreement for a period of ten (10) years.


10.    INDEMNITIES.

       10.1.  INDEMNITY. (Products and Completed Operations).

              Seller agrees to indemnify, hold harmless and defend Buyer, its successors and assigns for all losses, claims, and defense costs for injury, death, or property damage to the extent caused by the negligence or strict liability of Seller in the manufacture or design of products supplied to Buyer's selling chain. The terms of this paragraph shall survive the expiration or termination of this Agreement.

       10.2.  INDEMNITY. (Products and Completed Operations).

              Buyer agrees to indemnify, hold harmless and defend Seller, its successors and assigns for all losses, claims, and defense costs for injury, death, or property damage to the extent caused by the negligence or strict liability of Buyer in the manufacture or design of products supplied to Buyer's selling chain. The terms of this paragraph shall survive the expiration or termination of this Agreement.

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11.    TERMINATION.

              Each of the following events shall constitute a default hereunder and either party may terminate this Agreement if the other Party defaults in any obligation hereunder for a period of 30 days following written notice and failure to correct that default;

                1.) Files a voluntary petition in bankruptcy, which is not discharged within 90 days;

                2.) Is adjudged bankrupt;

                3.) Has a court assume jurisdiction of its assets under a Federal Reorganization Act;

                4.) Has a trustee or receiver appointed by court for all or a substantial portion of its assets;

                5.) Becomes insolvent or suspends business; or

                6.) Makes an assignment of its assets for the benefit of its creditors.

                Buyer may by 90 days written notice of default to Seller terminate this Agreement, or any purchase order placed here under, if Seller:

                1.) consistently fails to deliver in accordance with the delivery dates specified in any order placed hereunder, or

                2.) consistently fails to replace or correct defective or non-conforming product in accordance with the terms and requirements of this Agreement, or

                3.) consistently fails to perform any of the other significant obligations of this Agreement, and does not correct such failure within a commercially reasonable time after receipt of written notice from Buyer specifying such failure. Said notice shall include a reasonably detailed description of any such failures.

                4.) Failure by Seller to meet required ISO 9001 practices may constitute cause for default if Seller does not implement mutually agreed upon and verified corrective action within a reasonable amount of time (30 days unless otherwise agreed to by the parties).

       11.1.  BUYER'S LIABILITY UPON TERMINATION/ORDER CANCELLATION

              If Buyer terminates this Agreement or any firm order for default, Buyer shall be liable for cancellation charges including the costs of raw materials, work in process and finished goods purchased and manufactured for firm orders. Seller shall make all reasonable efforts to limit this cost by attempting to return Products or components thereof to suppliers.

              If Buyer terminates this Agreement or any firm order for its convenience, or if Seller terminates for default, Buyer shall be liable for cancellation charges including the costs of raw materials, non-cancelable orders with suppliers, work in process and finished goods purchased and manufactured for firm orders plus a 20% mark up.


12.    SPARE AND REPLACEMENT PARTS.

       12.1.  AVAILABILITY OF PARTS.

              For a period of two (2) years from the date of the last delivery of products under this Agreement, Seller shall maintain in inventory a sufficient stock of spare and replacement parts and accessories to permit complete, prompt,


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              competent and efficient repair and maintenance of the products. In the event Seller or its suppliers, or both, should stop doing business or should terminate the manufacture or distribution of such components, subassemblies, spare parts, or replacement parts, Seller will notify Buyer with 12 months notice of termination or obsolescence of the product and offer the Buyer the right to make a reasonable all-time final purchase.

       12.2.  DELIVERY OF SPARE AND REPLACEMENT PARTS.

              Seller shall fill Buyer's orders for spare and replacement parts and shall ship the same to Buyer within ten (10) working days of receiving Buyer's order. In the event Seller is unable to ship ten
              (10) working days, both parties shall mutually agree to negotiate new ship dates.


       12.3.  MAINTENANCE AND REPAIR.

              Repairs and replacements provided by Seller are to be completed by Seller and returned to Buyer within forty (40) working days of receipt of product by Seller.

       12.4.  REPAIRS/REVISION LEVEL.

              All Seller repairs will be completed to the revision level currently on order unless that revision level makes the part incompatible with lower revision. Any questions associated with revisions will be addressed in writing to the Buyer's representative as shown in section 17.


13.    QUALITY ASSURANCE

              It is understood and agreed that the quality of all items to be delivered under Buyer's Purchase Orders shall be in conformance with the standards set forth in Buyer's product specifications. Seller is responsible, and will ensure that all Products conform to such quality standards. Buyer retains the right to inspect items to be purchased hereunder to assure conformance with such Product specification.

              Seller shall have and maintain ISO 9001 certification and agrees to notify Buyer promptly (within 15 calendar days) and in writing in the event of any change in Seller's status as it relates to quality assurance such as, but not limited to, ISO certification, Government audit, or items of a similar nature.

              All work performed in conjunction with this Agreement shall be in compliance with the most current and relevant ISO 9001 as it pertains to suppliers. Specifically that (a) Seller documents and is able to verify that it follows its own manufacturing, test, and inspection processes; (b) that any discrepancies to these processes are identified, corrected, and verified; (c) that all required manufacturing test and inspection records, complaints, RMAs, corrective actions, and variance reports are retained for a minimum of 10 years and made readily available to Buyer for review during that period; (d) that all manufacturing test and inspection equipment is maintained properly and calibrated as required; and
              (e) that the manufacturing, test, and inspection processes are adequate to ensure that all product specifications provided by


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              Buyer are met. Seller's Quality Assurance shall maintain
              compliance of final production through vigilant monitoring of all phases of production.

              During Seller's performance of any Purchase Order or contract which incorporates this Agreement, Seller agrees to allow and to cooperate with Buyer to periodically review, verify, and perform analysis of Seller's quality control and assurance systems and manufacturing processes for the purpose of confirming compliance to the ISO 9001.

              Workmanship standards, in order of precedence, shall be: (1) Buyer product specifications and purchase order; (2) Seller specifications, (3) Seller workmanship standards.

              Seller agrees to notify Buyer promptly and in writing if Seller determines or has any reason to believe it has delivered a defective product to Buyer and to identify that product to the maximum practical extent.

              In case of a serial defect in PMTs, Seller shall, at Buyer's option, be obliged either to supply new PMTs free of such serial defect or refund the full purchase price paid for such defective PMTs. A serial defect shall be presumed if more than five percent (5%) of the PMTs supplied under a single purchase order show the same defect. In this case, the Buyer may elect to return the entire lot to Seller for evaluation and appropriate action(s). Notwithstanding the foregoing, if Seller is unable to timely remedy the serial defect, by supplying PMTs free of such defect, Buyer may terminate this Agreement as per Section 11.

              Seller is expected to deliver products with acceptance rates of 99% or better. It is understood that there will be a learning curve on new products; however, higher reject rates will not be tolerated in the long term.

              Seller shall conduct inspection and testing of the completed product to assure compliance with all Buyer specifications. Seller shall maintain inspection and test data for a minimum period of 10 years.

              Seller shall provide a Certificate of Conformance (C of C) with each delivery, which includes the serial number of each product in the shipment. The C of C shall warrant that the product was produced in accordance with Seller's ISO 9001 Quality System, and that all Purchase Order requirements and Product Specifications have been met. The C of C shall be signed by appropriate individuals and dated.

              At some point the Buyer may choose to "validate" the Seller for a particular product. This internal process consists of having the Seller submit a certain quantity of certified product and verifying that all specifications have been met and all documentation is in order. Once a product/supplier is validated, that product is received directly into Buyer's production with no incoming inspection required. It is imperative that all incoming products and documentation are 100% correct for every shipment. Buyer's decision not to inspect or test product at incoming does not release the Seller of its responsibilities to deliver


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              conforming product. Seller is responsible for nonconforming product found in process, at point of consumption, or at higher levels of product completion.


14.    FORCE MAJEURE.

              Force Majeure shall mean act of God, acts, regulation or decrees of any Government (de facto or de jure), natural phenomena such as earthquake, floods, fires, riots, wars, shipwrecks, strikes, freight embargoes, lockouts, and other causes similar to the foregoing which are beyond the reasonable control of the parties and which prevent either or both parties from performing their respective obligations under this Agreement in whole or in part. In the event of force majeure, the party affected shall notify the other within seven (7) days thereof, specifying the event and the probable consequences thereof. In the event that performance of substantially all obligations herein, cannot be restored within a mutually agreeable time frame, then this Agreement may be terminated by ten (10) days notice without further liability of either party for damages on account of such termination. In the event this Agreement is not terminated under this Paragraph 16.2, the parties will cooperate with each other to restore as promptly as possible full and complete performance here under and all rights and obligations of the parties shall remain in force and enforceable, with reasonable revisions to delivery schedules as may be mutually agreed.


15.    PROPRIETARY INFORMATION

              Buyer and Seller agree to keep in confidence and not disclose to others all knowledge, information and data furnished to it by the other and claimed by either to be proprietary, provided such proprietary information is given in writing and such writing is marked to indicate the confidential nature of the information and the disclosing party's claim of ownership. Buyer and Seller agree that neither shall use or reproduce for use in any way any proprietary information of the other except in furtherance of the relationship set forth in this Agreement. Buyer and Seller agree to protect the proprietary information with the same standard of care and procedures which each uses to protect its own proprietary information. This paragraph shall not be applicable and shall impose no obligation on either party with respect to any portion of proprietary information which:

              A.) Was at the time received or which thereafter becomes, through no act or failure on the part of either party, generally known or available to the public;

              B.) Is known to either party at the time of receiving such information as evidenced by documentation then rightfully in the possession of either party;

              C.) Is furnished by either party to a third party without restriction by that third party on disclosure;

              D.) Is thereafter rightfully furnished to either party by third party without restriction by that third party on disclosure; or

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              E.) Is released from restrictions imposed hereunder by written release given by the owner of the information.

              All technical data, hardware, and intellectual property including, but not limited to, designs, engineering and manufacturing drawings, specifications, standards, process information, manuals, technical reports, computer software and related information, tooling, fixtures, test equipment and other hardware purchased and/or furnished by Buyer and bills of material first produced and/or uniquely resulting from the performance of this Agreement shall be the sole property of Buyer. Seller shall not use any such items for any purpose other than the performance of this Agreement without express written permission of Buyer.


16.    GENERAL

              A) This Agreement may be amended upon the mutual written consent of the parties hereto. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon either party unless made in writing and signed by an authorized officer of both parties.

              B) This Agreement supersedes all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties hereto as to the subject matter hereof.

              C) This Agreement shall govern all Purchase Orders, which contain a reference to this Agreement, and the terms, and conditions herein shall take precedence over any conflicting terms of any such Purchase Order. Any conflicts which might exist between this Agreement and Purchase Order terms and conditions referencing this Agreement shall be resolved in this order: 1) this Agreement; 2) front side of Purchase Order; 3) back side of Purchase Order; 4) Seller's proposal.

              D) If any clause, term or provision of this Agreement shall be judged invalid by any court or administrative agency having jurisdiction over performance of the Agreement, such invalidity shall not affect the validity or operation of any other clause, term or provision; and such invalid clause, item or provision shall be deemed to have been deleted from this Agreement.

              E) This Agreement and its performance shall be governed by, subject to, and construed in accordance with the laws of the State of Tennessee, U.S.A.

              F) If a dispute arises out of or relates to this Agreement or the breach thereof, the Parties agree that in the first instance they shall enter into good faith negotiations to resolve such dispute by mutual agreement.

              G) This Agreement is intended for the benefit of the parties hereto and their permitted assigns, and no other person shall be entitled to rely upon this Agreement or be entitled to any benefits under this Agreement. This

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              Agreement shall not be assignable by either Party without the prior written consent of the other Party hereto.

              H) Each party agrees that information to be furnished to the other hereunder will, to the best of its knowledge and belief, be correct. Each party agrees to notify the other promptly in the event that information provided by the supplying party contains an error or omission at such time that the furnishing party modifies such information in any respect.

              I) Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors.

              J) Any tool or special equipment furnished by the Buyer to Seller or acquired by Seller exclusively for use in connection here with shall remain the property of the Buyer. All other tooling remains the property of the Seller. Seller agrees to use such tools and equipment only in the manufacture, testing, or installation of the products for Buyer or for Buyer's customers or end users, and Seller agrees to return such tools and equipment to Buyer at Buyer's expense immediately upon any request by Buyer to do so. If Buyer provides tooling, the Buyer will mark it as their property.

              K) For this Agreement, "in writing" shall mean written either on paper and faxed or mailed, or written electronically and sent via e-mail.

              L) The headlines contained in this Agreement are for the convenience of reference only and shall not be considered in construing this Agreement.

              M) Seller shall not, and shall require that its subcontractors and suppliers of any tier shall not cause or permit to be released any publicity, advertisement, news release, public announcement, or denial or confirmation of same, in whatever form, regarding any aspect of this Agreement or the products or program to which they pertain without Buyer's prior written approval.

              N) Any notice in connection with this Agreement must be made in writing and if by mail, by certified mail, return receipt requested, and shall be deemed to be given and received on the date of actual receipt by the addressee at the address listed below:

              O) The failure of any party hereto at any time to require performance by the other party of any of its obligations hereunder shall not in any way affect the full right to require such performance at any time thereafter. The waiver by either party of any remedy with respect to any breach of any particular provision(s) does not constitute a waiver of any other breach of other provisions.

17.   NOTICES.

              Any notice or other communication required or permitted to be given hereunder shall be effective only when received and shall be directed to the following parties:

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a.    If to Buyer:                      b:    If to Seller:
      CTI PET Systems, Inc.                   Hamamatsu Corporation
      810 Innovation Drive                    360 Foothill Road
      Knoxville, TN 37932-2571                Bridgewater, NJ 08807
      USA                                     USA

      Attn: Mr. Juel Hensley                  Attn: Dr. David Leinwand
            Purchasing Manager                      Vice President of Operations


18.   AUTHORITY TO EXECUTE AGREEMENT

       In executing this Agreement, the undersigned hereby represents that they have read carefully, the foregoing terms of this Agreement on behalf of their respective interests, that they have the authority to execute this Agreement and that they have signed the same as their own respective free acts and with the expressed authority to do so on behalf of their respective interests.

CTI PET Systems, Inc.                         Hamamatsu Corporation


/s/ Ronald Nutt                               /s/ David Leinwand
------------------------------------          ---------------------------------
By: Dr. Ronald Nutt                           By: Dr. David Leinwand
Executive Vice President                      Vice President of Operations

Date: 11/1/99                                 Date: 1/16/99


                                                                           12/14

                                   EXHIBIT A:
                                   ----------


HAMAMATSU            CTI
PART #              PART #          REVISION     DESCRIPTION
---------     ----------------      --------     -----------
R1450-12         5410008-00             B        19mm round PMT

R7899-01      To Be Determined                   25mm round PMT

R7515         To Be Determined                   2" square assembly


For Pricing, see Exhibit B and Purchase Orders which reference this Agreement.

Rejection Criteria:

o      PMT which fails to meet Buyer's or Seller's specifications.

o      Failure or intermittent failure due to internal shorts

o PMTs which are unfit for use due to failure to meet workmanship standards of Seller. (e.g., tinned leads which snap off at the bulb as a result of normal handling at Buyer during the course of mounting bleeder networks.)

o      Failure to meet Buyer standard stability monitoring criteria

PMTs which are rejected by Buyer shall be processed as follows:

o Buyer purchasing will notify Seller of the quantity and cause of rejection and request return authorization.

o      Seller will issue a return authorization number to Buyer

o      Buyer will return rejected PMTs to Seller at Seller's expense

o Seller will evaluate rejected PMTs, prepare a disposition and send report along with corrective action as appropriate to Buyer's representative within 30 days (see section 17) and issue appropriate credit

o Seller will replace PMTs on the appropriate purchase order and line and re-invoice

o Any dispute regarding rejected PMTs will be resolved between Buyer purchasing and the Sellers designated representative.


                                                                           13/14

                                    EXHIBIT B
                                    ---------

                        PRICING FOR PHOTOMULTIPLIER TUBES

Pricing will be as shown below for the time period September 1, 1999 through August 31, 2001. Pricing for the three years beginning September 1, 2001 will be the price from the previous year adjusted *.

*
$ *

PRICING:

R1450-12 (19MM)       5410008-00           *             *
                                           *             *
                                           *             *
                                           *             *
R7899-01 (1")         TBD                  *             *
                                           *             *
                                           *             *
                                           *             *
R7515 (2")            TBD                  *             *
                                           *             *
                                           *             *
                                           *             *
                                           *             *

Pricing will be based on forecasted requirements. If the actual volume delivered is less that the forecasted volume for a given year such that the unit price would have been higher for the actual volume, an equitable adjustment will be made for the products delivered at the higher price.

*Note: Prices shown are for * pieces but are offered for lower volumes for qualification purposes only.

                                                                           14/14

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

                                   Exhibit C
                                   ---------

                       Warranty for Photomultiplier Tubes


Unless otherwise agreed the Seller (HAMAMATSU) guarantees to the original Buyer to refund the price paid for, or at the Seller's discretion, to repair or replace, those tubes which proved to the Seller's reasonable satisfaction not to conform to the published specifications at the time of receipt of materials by the Buyer or to have failed by reason of faulty design or workmanship during a period of fifteen months.

This guarantee is subject to the following provisions:

1. Claims for damage in transit will be considered only if the Buyer promptly notifies the Seller upon receipt of the tubes.

2. The guarantee shall not extend to failures by reason of defects which ought reasonably to have been discovered by the Buyer upon inspection and testing of the tubes and were not reported to the Seller within thirty days.

3. The Buyer informs the Seller promptly on discovery of any alleged defect and, if and when requested, returns the tubes, (cost of shipping to be born by the Seller), as the Seller directs with a full written report of the defect.

4. The tubes have been stored, installed, maintained, and used properly, having regard in particular to the applicable specifications and instructions for use as published by the Seller.

5. The Seller's liability in the case of tubes or components not of the seller's manufacture shall in non circumstances extend beyond any corresponding liability to the Seller of the manufacturer of such tubes or components.

All expressed and implied conditions, warranties and other liabilities arising under common law or statue are expressly excluded.